Exhibit 99.1

Allegheny Technologies Announces Third Quarter 2013 Results

Third Quarter 2013 Results From Continuing Operations

  Sales were $972 million
  Loss from continuing operations attributable to ATI was $28.4 million, or $(0.27) per share
  Segment operating profit was $27.6 million, or 2.8% of sales
  Gross cost reductions were $123.4 million year to date
  Cash on hand was $535.7 million
  Net debt to total capitalization was 36.6%

PITTSBURGH--(BUSINESS WIRE)--October 23, 2013--Allegheny Technologies Incorporated (NYSE: ATI) reported a loss from continuing operations attributable to ATI for the third quarter 2013 of $28.4 million, or $(0.27) per share, on sales of $972 million. For the third quarter 2012, income from continuing operations attributable to ATI was $31.3 million, or $0.29 per share, on sales of $1.13 billion.

Results from discontinued operations for the third quarter 2013 were a loss of $5.4 million or $(0.05) per share. As previously announced, discontinued operations include the tungsten materials business and the iron castings and fabricated components businesses, which were subject to an $8.1 million after-tax, or $(0.08) per share, charge associated with exiting these businesses. The sale of the tungsten materials business is expected to be completed in the fourth quarter 2013. For the third quarter 2013, net loss attributable to ATI was $33.8 million, or $(0.32) per share. For the third quarter 2012, net income attributable to ATI was $35.3 million, or $0.32 per share.

For the nine months ended September 30, 2013, the loss from continuing operations attributable to ATI was $15.0 million, or $(0.14) per share, on sales of $3.13 billion. For the nine months ended September 30, 2012, income from continuing operations attributable to ATI was $134.5 million, or $1.21 per share, on sales of $3.65 billion. Net loss attributable to ATI was $19.4 million for the nine months ended September 30, 2013, or $(0.18) per share, compared to net income of $147.9 million, or $1.32 per share, for the nine months ended September 30, 2012.

“Challenging conditions continued in the third quarter 2013, and we expect business conditions to remain challenging through the remainder of 2013,” said Rich Harshman, Chairman, President and Chief Executive Officer. “We are focused on taking the necessary actions to navigate the current challenging global economic conditions, while we continue to strengthen ATI’s position for future profitable growth. The restructuring actions announced last week represent an important part of this strategy.

“Gross cost reductions during the first nine months 2013 were $123.4 million. This pace is well above our 2013 target of $100 million in new cost reductions for the full year. These cost reductions are expected to benefit ATI operations as we move through 2014 and beyond. Managed working capital was reduced by $122 million in the third quarter 2013 compared to the second quarter 2013, including a $110 million reduction in gross inventory.

“We are in a solid liquidity position with cash on hand at the end of the third quarter of over $535 million. There were no borrowings outstanding under our domestic borrowing facility, and none are contemplated in the fourth quarter 2013. We expect to significantly increase our liquidity and financial flexibility with the previously announced sale of our tungsten materials business for $605 million. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to be completed during the fourth quarter 2013. As a result, we expect to record a significant gain in the fourth quarter 2013 from this transaction.

“Capital expenditures in the first nine months of 2013 were approximately $395 million, including nearly $320 million associated with the Hot-Rolling and Processing Facility (HRPF). We expect 2013 capital expenditures to be approximately $600 million, with 80% of this being associated with the HRPF. With the expected closing of the sale of the tungsten materials business in the fourth quarter, we expect to end 2013 with approximately $1.4 billion of cash and available liquidity.

“Long-term market trends and fundamentals remain strong in the commercial aerospace, oil and gas, medical and automotive markets. However, short-term challenges continue in some of these global markets. During the third quarter 2013, jet engine destocking at OEMs, while beginning to show signs of stabilizing, continued to impact shipments of both mill products and forged and machined components in our High Performance Metals segment. Lackluster economic growth in the U.S. and Europe, resulting in excess supply of natural gas, has temporarily softened demand from the oil and gas market. Also, global economic uncertainties and slowing global GDP growth has reduced project-related demand for our Flat-Rolled Products segment industrial titanium and nickel-based and specialty alloy sheet and plate products. Finally, while the stainless steel sheet base-selling price increases announced for August and October 2013 appear to be holding, the price increase effective August 1, 2013 did not have a significant impact on improving the profitability of these products in the third quarter as orders for most shipments were placed before the price increase took effect.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 69% of ATI first nine months 2013 sales:
Key Global Markets	69%
Aerospace & defense	35%
Oil & gas/chemical process industry	18%
Electrical energy	11%
Medical	5%
  Direct international sales represented 39% of ATI year-to-date 2013 sales.

High-value product sales represented approximately 77% of ATI first nine months 2013 sales. Sales of nickel-based alloys and specialty alloys represented 25% of first nine months 2013 sales. Sales of our titanium products, including Uniti joint venture conversion, represented 16% of ATI first nine months 2013 sales. Total titanium mill product shipments, including flat-rolled titanium products, were 9.7 million pounds in the third quarter 2013, bringing the first nine months total to 29.3 million pounds. Sales of precision forgings and castings represented approximately 13% of first nine months 2013 sales.

Segment operating profit in the third quarter 2013 was approximately $28 million, or 2.8% of sales. On October 14, 2013, we announced the restructuring of our Engineered Products segment, including the integration of the previously standalone specialty steel forgings business into ATI Ladish’s forgings operations in the High Performance Metals segment, and the integration of our precision titanium and specialty alloy flat-rolled finishing business into ATI Allegheny Ludlum’s specialty plate business in the Flat-Rolled Products segment. Segment results for High Performance Metals and Flat-Rolled Products reflect these changes for all periods presented. The other businesses that comprised the Engineered Products segment are classified as discontinued operations, and are not reported within business segment results.

Operating profit in the High Performance Metals segment was 10.3% of sales and was negatively impacted by reduced operating rates, and reduced raw material surcharges due to continued falling raw material prices not being aligned with higher raw material costs due to long manufacturing cycles for many of our products. The segment’s operating profit was also reduced by our strategic decision to use ATI-produced titanium sponge rather than titanium scrap to manufacture certain titanium products, and pricing pressures on transaction, or spot, business. In addition, the segment was impacted by reduced demand from the jet engine aftermarket, aggressive inventory management in the aerospace supply chain, reduced demand for forgings from the construction and mining equipment market, and low demand for zirconium products from the nuclear energy and chemical processing industry markets.

Flat-Rolled Products segment operating loss for the third quarter 2013 was $20.4 million, or (4.0%) of sales, reflecting the challenging market conditions for standard stainless and grain-oriented electrical steel products, pricing pressures on high-value products, including industrial grade titanium products, and lower overall demand for many of our high-value flat-rolled products due to global economic conditions resulting in a lack of project orders.

“While the short-term remains challenging in many of our end markets, we are confident in the strong profitable growth opportunities for ATI over the next 3 to 5 years,” Harshman continued. “We will continue to focus on taking actions to keep ATI strongly positioned to deliver on profitable growth opportunities. These actions include: negotiating new and extending existing long-term agreements with strategic customers; positioning our titanium sponge facility in Rowley, Utah for the premium-grade (PQ) qualification program; and completing construction of our game changing Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF) to initiate and complete the cold- and hot-commissioning process in 2014.

“Last week we announced that we have extended and expanded our long-term titanium products supply agreement with Boeing, which better positions ATI to participate in Boeing’s significant growth into the next decade.

“In September 2013, an aero engine OEM customer visited our Rowley, Utah titanium sponge facility for an initial walkthrough as a precursor to the start of the PQ qualification of this facility. A key outcome from this visit was confirmation that we could begin the PQ process in October 2013. Although we have been operating the Rowley facility below capacity, we continue to reduce sponge production costs. Until the completion of the PQ process, we will continue to assess the optimal production rates at Rowley based on market demand for standard quality titanium products.

“An important part of ATI’s strategy with the $1.2 billion investment in our new HRPF is to reengineer and transform our Flat-Rolled Products segment, and position this business as a significant profit contributor to ATI in the future. This project remains on schedule and on budget. In 2014, we plan to complete the cold- and hot-commissioning of the HRPF and position it to produce all of ATI’s flat-rolled specialty metals products beginning in 2015. This strategy will result in the idling of our existing outdated and non-competitive hot mills. The HRPF is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure and profitability of our flat-rolled products business.

Strategy and Outlook

“As we look ahead to the fourth quarter 2013, we are not seeing any significant signs of improvement in market conditions. Also, the debate about the U.S. debt ceiling and other fiscal policy issues continues to create uncertainties that negatively impact short-term consumer and business confidence. These issues may negatively impact demand from many of our shorter-cycle end markets at least through the end of the 2013, and possibly into 2014.

“In the short term, we plan to remain aggressive with our restructuring, cost reduction, and lean manufacturing efforts and align our cost structure, production, and inventory levels to the demands of our customers and end markets. Our goal is to accomplish this while remaining well-positioned to create value for our strategic customers and our stockholders and realize the expected growth in demand over the next 3 to 5 years from many of our key global markets.

“ATI’s unmatched diversification in specialty metals products, technology leadership, unsurpassed manufacturing capabilities, customer responsiveness, and increasingly competitive cost structure are key elements of our growth strategy. We continue to believe that market conditions remain favorable for long-term secular growth from our key global markets of aerospace, oil and gas/chemical process industry, electrical energy, and medical.”

	Three Months Ended		Nine Months Ended
	September 30		September 30
	In Millions
	2013	2012	2013	2012

Sales	$972.4	$1,131.5	$ 3,128.2	$3,645.5

Income (loss) from continuing operations attributable to ATI	(28.4)	31.3	(15.0)	134.5
Income (loss) from discontinued operations attributable to ATI (a)	(5.4)	4.0	(4.4)	13.4
Net income (loss) attributable to ATI	$(33.8)	$35.3	$ (19.4)	$147.9

	Per Diluted Share

Continuing operations attributable to ATI per common share	$(0.27)	$0.29	$ (0.14)	$1.21
Discontinued operations attributable to ATI per common share (a)	$(0.05)	$0.03	$ (0.04)	$0.11
Net income (loss) attributable to ATI per common share	$(0.32)	$0.32	$ (0.18)	$1.32
(a)	Discontinued operations include an $8.1 million after-tax charge, or $(0.08) per share, in the third quarter 2013 primarily related to asset impairment charges in the fabricated components and iron casting businesses.

Third Quarter 2013 Financial Results

  Sales for the third quarter 2013 decreased 14% to $972 million compared to the third quarter 2012 as revenues continued to be impacted by lower base-selling prices for many of our products, falling raw material indices/surcharges, and decreased demand from the oil and gas/chemical process industry, jet engine aftermarket, electrical energy, and construction and mining markets. Compared to the third quarter 2012, sales decreased 19% in the High Performance Metals segment and 9% in the Flat-Rolled Products segment. Direct international sales for the first nine months of 2013 were 39% of total sales.
  Third quarter 2013 segment operating profit was $27.6 million, or 2.8% of sales, compared to segment operating profit of $113.5 million, or 10.0% of sales, for the third quarter 2012. The decreases in operating profit were primarily due to lower shipments associated with most of our high-value and standard products, lower base-selling prices for many products, and the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with lower raw material indices/surcharges.

  Income (loss) from continuing operations attributable to ATI for the third quarter 2013 was a loss of $28.4 million, or $(0.27) per diluted share, compared to income of $31.3 million, or $0.29 per diluted share, in the third quarter 2012. Results for the third quarter 2013 includes $(0.04) per share impact due to the effects of income taxes reported in domestic and foreign jurisdictions.
  Cash flow provided by operations was $169.4 million in the third quarter 2013 and $227.4 million for the first nine months of 2013. Managed working capital decreased $86.2 million in the first nine months of 2013 in response to business conditions.
  Cash on hand at the end of the third quarter 2013 was $535.7 million. During the first nine months of 2013, we invested $395.5 million in capital expenditures, primarily related to the Flat-Rolled Products segment’s HRPF. In July 2013, we issued $500 million of ten-year senior notes.
  Gross cost reductions, before the effects of inflation, were $123.4 million in our continuing operations and $127.5 million Company-wide in the first nine months of 2013.

High Performance Metals Segment

Market Conditions

  Demand softened in the third quarter 2013 for many of our products compared to the second quarter 2013. Mill product shipments of titanium and titanium alloys were flat; nickel-based and specialty alloys decreased 9%, and zirconium and related alloys decreased 16%; sales of precision forgings and castings decreased 16% compared to the second quarter 2013. Sales in the third quarter 2013 to the aerospace market, the segment’s largest end market, decreased 11% compared to the second quarter 2013 due primarily to lower raw material surcharges/indices and continued aggressive supply chain inventory management in the jet engine market. Also, shorter lead times and available capacity has resulted in lower base-selling prices for certain transactional business. Direct international sales represented over 43% of total segment sales for the first nine months of 2013.

Third quarter 2013 compared to third quarter 2012

  Sales decreased 19% to $463.9 million compared to the third quarter 2012 primarily as a result of lower mill product shipments of nickel-based and specialty alloys and titanium and titanium alloys, and a decrease in sales of precision forged and cast components due to lower demand from the jet engine, construction and mining, nuclear energy, and oil and gas markets. Sales of zirconium and related alloys were flat. In addition, lower raw material indices and lower base-selling prices negatively affected revenues.
  Segment operating profit decreased to $48.0 million, or 10.3% of sales, compared to $87.4 million, or 15.3% of sales, for the third quarter 2012. The decrease in operating profit primarily resulted from lower shipment volumes for most products, the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with falling raw material indices, and lower base-selling prices for some products. Segment results were also impacted by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Gross cost reductions in the segment totaled $77.5 million in the first nine months of 2013.

Flat-Rolled Products Segment

Market Conditions

  Demand was lower compared to the second quarter 2013 from the oil and gas/chemical process industry and automotive markets. Demand improved modestly in the construction and mining and electronics/computers/communications markets. Compared to the second quarter 2013, shipments decreased 2% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel products. Third quarter 2013 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 3.4 million pounds, a 10% increase compared to the second quarter 2013. Shipments of standard stainless (sheet and plate) were 7% lower compared to the second quarter 2013. Direct international sales represented over 35% of total segment sales for the first nine months of 2013. Flat-Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.

Third quarter 2013 compared to third quarter 2012

  Sales decreased 9% compared to the third quarter 2012 to $508.5 million, primarily due lower base-selling prices and lower raw material surcharges. Shipments of both standard stainless products and high-value products declined 1%. Average transaction prices for all products, which include surcharges, declined 8%. Average base-selling prices remain near historically low levels for standard stainless products.
  Segment operating results were a loss of $20.4 million, or (4.0%) of sales, compared to segment operating profit of $26.1 million, or 4.7% of sales, for the third quarter 2012, reflecting lower base-selling prices and margins for most products. Segment results were also impacted by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products for industrial markets.
  Gross cost reductions in the segment totaled $45.9 million in the first nine months of 2013.

Other Expenses

  Corporate expenses for the third quarter 2013 were $8.1 million, compared to $14.9 million in the third quarter 2012. The decrease in corporate expenses was primarily the result of reduced annual and long-term performance-based incentive compensation expenses, and the result of a favorable litigation settlement.
  Interest expense, net of interest income, was $18.2 million in the third quarter 2013, compared to $17.2 million in the third quarter 2012. The increase in interest expense was primarily due to the $500 million, 5.875% ten-year senior notes issued on July 12, 2013, partially offset by increased capitalized interest on major strategic projects.
  Capitalized interest on major strategic capital projects reduced interest expense by $12.7 million for the third quarter 2013 compared to a reduction of $6.6 million for the third quarter 2012, mainly related in both periods to the HRPF project.
  Other expenses, which include expenses related to closed operations, for the third quarter 2013 were $2.1 million, compared to $2.7 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $34.5 million in the third quarter 2013, compared to $30.6 million in the third quarter 2012. This increase was due to the utilization of a lower discount rate to value retirement benefit obligations and increased expense for defined contribution plan other postretirement benefits.
  For the third quarter 2013, retirement benefit expense of $26.9 million was included in cost of sales and $7.6 million was included in selling and administrative expenses. For the third quarter 2012, the amount of retirement benefit expense included in cost of sales was $22.4 million and the amount included in selling and administrative expenses was $8.2 million.

Income Taxes

  The third quarter 2013 benefit for income taxes on continuing operations was $8.5 million, or 24.1% of the pre-tax loss, compared to the 2012 provision for income taxes on continuing operations of $14.8 million, or 30.8% of income before tax. The third quarter 2013 included a lower than normal tax benefit, equal to an additional loss of $(0.04) per share, due to the impacts of income taxes reported in both domestic and foreign jurisdictions.

Cash Flow, Working Capital and Debt

  Cash on hand was $535.7 million at September 30, 2013, an increase of $231.1 million from year-end 2012.
  Cash flow provided by operations for the first nine months of 2013 was $227.4 million and included a reduction of $86.2 million in managed working capital.
  The decrease in managed working capital resulted from a $171.0 million decrease in inventory, partially offset by a $76.7 million decrease in accounts payable and an $8.1 million increase in accounts receivable.
  At September 30, 2013, managed working capital was 44.5% of annualized total ATI sales, including discontinued operations, compared to 41.1% of annualized sales at year-end 2012. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $394.7 million in the first nine months of 2013 and consisted primarily of capital expenditures associated with the Flat-Rolled Products segment’s HRPF.
  Cash provided by financing activities was $398.4 million in the first nine months 2013, and included net proceeds of $494.8 million from the $500 million of senior notes issued on July 12, 2013, partially offset by dividend payments to stockholders of $57.7 million, dividend payments to noncontrolling interests of $18.0 million, and repayments on other indebtedness of $17.1 million.
  Net debt as a percentage of total capitalization was 36.6% at the end of the third quarter 2013 compared to 32.2% at the end of 2012. Total debt to total capital was 44.3% at September 30, 2013, compared to 37.4% at the end of 2012.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on October 23, 2013, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. A slide presentation to be used during the conference call will be posted on www.ATImetals.com prior to the call. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues from continuing operations of approximately $4.1 billion for the last twelve months. ATI has approximately 10,800 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, forgings, castings and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012

Sales	$972.4	$1,131.5	$3,128.2	$3,645.5
Costs and expenses:
Cost of sales	919.3	988.8	2,886.9	3,139.6
Selling and administrative expenses	70.6	77.6	210.1	243.3
Income (loss) before interest, other income and income taxes	(17.5)	65.1	31.2	262.6
Interest expense, net	(18.2)	(17.2)	(46.5)	(55.7)
Other income, net	0.4	0.2	1.3	0.6
Income (loss) from continuing operations before income taxes	(35.3)	48.1	(14.0)	207.5
Income tax provision (benefit)	(8.5)	14.8	(4.4)	66.6
Income (loss) from continuing operations	(26.8)	33.3	(9.6)	140.9
Income (loss) from discontinued operations, net of tax	(5.4)	4.0	(4.4)	13.4
Net income (loss)	$(32.2)	$37.3	$(14.0)	$154.3
Less: Net income attributable to noncontrolling interests	1.6	2.0	5.4	6.4
Net income (loss) attributable to ATI	$(33.8)	$35.3	$(19.4)	$147.9

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.27)	$0.30	$(0.14)	$1.27
Discontinued operations attributable to ATI per common share	(0.05)	0.03	(0.04)	0.12
Basic net income (loss) attributable to ATI per common share	$(0.32)	$0.33	$(0.18)	$1.39

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.27)	$0.29	$(0.14)	$1.21
Discontinued operations attributable to ATI per common share	(0.05)	0.03	(0.04)	0.11
Diluted net income (loss) attributable to ATI per common share	$(0.32)	$0.32	$(0.18)	$1.32

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$(28.4)	$31.3	$(15.0)	$134.5
Income (loss) from discontinued operations, net of tax	(5.4)	4.0	(4.4)	13.4
Net income (loss)	$(33.8)	$35.3	$(19.4)	$147.9

Weighted average common shares outstanding -- basic (millions)	106.8	106.2	106.7	106.1
Weighted average common shares outstanding -- diluted (millions)	106.8	116.7	106.7	116.6
Actual common shares outstanding -- end of period (millions)	108.0	107.2	108.0	107.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Sales:
High Performance Metals	$463.9	$570.6	$1,508.1	$1,788.9
Flat-Rolled Products	508.5	560.9	1,620.1	1,856.6

Total External Sales	$972.4	$1,131.5	$3,128.2	$3,645.5

Operating Profit (Loss):

High Performance Metals	$48.0	$87.4	$192.0	$303.8
% of Sales	10.3%	15.3%	12.7%	17.0%

Flat-Rolled Products	(20.4)	26.1	(16.7)	118.4
% of Sales	-4.0%	4.7%	-1.0%	6.4%

Operating Profit	27.6	113.5	175.3	422.2
% of Sales	2.8%	10.0%	5.6%	11.6%

Corporate expenses	(8.1)	(14.9)	(32.3)	(52.4)

Interest expense, net	(18.2)	(17.2)	(46.5)	(55.7)

Closed company and other expenses	(2.1)	(2.7)	(11.0)	(14.8)

Retirement benefit expense	(34.5)	(30.6)	(99.5)	(91.8)

Income (loss) before income taxes	$(35.3)	$48.1	$(14.0)	$207.5

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	September 30,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$535.7	$304.6
Accounts receivable, net of allowances for doubtful accounts of $5.2 and $5.5 at September 30, 2013 and December 31, 2012, respectively	576.9	613.3
Inventories, net	1,344.9	1,536.6
Prepaid expenses and other current assets	120.6	56.1
Current assets of discontinued operations	115.4	-
Total Current Assets	2,693.5	2,510.6

Property, plant and equipment, net	2,744.7	2,559.9
Cost in excess of net assets acquired	728.1	740.1
Deferred income taxes	-	71.5
Other assets	348.0	365.7
Noncurrent assets of discontinued operations	85.0	-

Total Assets	$6,599.3	$6,247.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$401.9	$499.9
Accrued liabilities	304.9	330.5
Deferred income taxes	8.2	24.0
Short term debt and current portion of long-term debt	419.9	17.1
Current liabilities of discontinued operations	33.7	-
Total Current Liabilities	1,168.6	871.5

Long-term debt	1,542.2	1,463.0
Accrued postretirement benefits	475.0	495.2
Pension liabilities	702.4	721.1
Deferred income taxes	52.1	-
Other long-term liabilities	94.9	109.9
Total Liabilities	4,035.2	3,660.7

Total ATI stockholders' equity	2,466.7	2,479.6
Noncontrolling interests	97.4	107.5
Total Equity	2,564.1	2,587.1

Total Liabilities and Equity	$6,599.3	$6,247.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Nine Months Ended
	September 30
	2013	2012

Operating Activities:

Net income (loss)	$(14.0)	$154.3

Depreciation and amortization	143.5	145.1
Deferred taxes	76.1	(32.9)
Change in managed working capital	86.2	(112.4)
Change in retirement benefits	50.5	40.3
Accrued liabilities and other	(114.9)	51.4
Cash provided by operating activities	227.4	245.8
Investing Activities:
Purchases of property, plant and equipment	(395.5)	(245.6)
Asset disposals and other	0.8	1.5
Cash used in investing activities	(394.7)	(244.1)
Financing Activities:
Borrowings on long-term debt	500.0	-
Payments on long-term debt and capital leases	(17.0)	(16.7)
Net repayments under credit facilities	(0.1)	(10.3)
Debt issuance costs	(5.2)	-
Dividends paid to shareholders	(57.7)	(57.3)
Dividends paid to noncontrolling interest	(18.0)	-
Taxes on share-based compensation and other	(3.6)	(17.0)
Cash provided by (used in) financing activities	398.4	(101.3)
Increase (decrease) in cash and cash equivalents	231.1	(99.6)
Cash and cash equivalents at beginning of period	304.6	380.6
Cash and cash equivalents at end of period	$535.7	$281.0

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Shipment Volume:

Flat-Rolled Products (000's lbs.)
High value	117,338	118,907	350,633	368,204
Standard	157,882	159,810	500,646	500,685
Flat-Rolled Products total	275,220	278,717	851,279	868,889

Average Selling Prices:

Flat-Rolled Products (per lb.)
High value	$2.62	$2.79	$2.71	$2.97
Standard	$1.25	$1.40	$1.32	$1.50
Flat-Rolled Products combined average	$1.84	$1.99	$1.89	$2.12

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$(28.4)	$31.3	$(15.0)	$134.5
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	2.1	-	6.5
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI after assumed conversions	$(28.4)	$33.4	$(15.0)	$141.0

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	106.8	106.2	106.7	106.1
Effect of dilutive securities:
Share-based compensation	-	0.9	-	0.9
4.25% Convertible Notes due 2014	-	9.6	-	9.6
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	106.8	116.7	106.7	116.6

Basic income (loss) from continuing operations attributable to ATI per common share	$(0.27)	$0.30	$(0.14)	$1.27

Diluted income (loss) from continuing operations attributable to ATI per common share	$(0.27)	$0.29	$(0.14)	$1.21

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2013	2012

Accounts receivable	$576.9	$613.3
Inventory	1,344.9	1,536.6
Accounts payable	(401.9)	(499.9)
Subtotal	1,519.9	1,650.0

Allowance for doubtful accounts	5.2	5.5
LIFO reserve	12.4	76.9
Corporate and other	59.0	68.4
Managed working capital of discontinued operations	118.1	-
Managed working capital	$1,714.6	$1,800.8

Annualized prior 2 months sales	$3,853.8	$4,380.0

Managed working capital as a % of annualized sales	44.5%	41.1%

Year to date change in managed working capital	$(86.2)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2013	2012

Total debt	$1,962.1	$1,480.1
Less: Cash	(535.7)	(304.6)
Net debt	$1,426.4	$1,175.5

Net debt	$1,426.4	$1,175.5
Total ATI stockholders' equity	2,466.7	2,479.6
Net ATI capital	$3,893.1	$3,655.1

Net debt to ATI capital	36.6%	32.2%

Total debt	$1,962.1	$1,480.1
Total ATI stockholders' equity	2,466.7	2,479.6
Total ATI capital	$4,428.8	$3,959.7

Total debt to total ATI capital	44.3%	37.4%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004